Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK REPORTS 2nd QUARTER RESULTS

Strong Loan Growth and Healthy Fee Income Contribute to Performance and Company Maintains 11% Dividend Increase Over 2007

Warsaw, Indiana (July 23, 2008) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported quarterly net income of $4.8 million for the second quarter of 2008 versus $5.3 million for the second quarter of 2007. Diluted net income per share for the quarter was $0.39 versus $0.42 for the comparable period of 2007. In the first quarter of 2008, net income and diluted earnings per share were $5.2 million and $0.42, respectively.

The Company further reported net income of $10.0 million for the six months ended June 30, 2008, unchanged from the comparable period of 2007. Diluted net income per common share was unchanged at $0.81 for the six months period ended June 30, 2008 versus the comparable period of 2007.

“In a turbulent environment for the banking industry, we are very pleased with the results for the second quarter. While net income was down slightly from the first quarter, the core business momentum was strong and many key drivers of our overall profitability improved during the quarter. We successfully expanded our net interest margin, significantly grew fee-based income and experienced solid loan growth when compared to the first quarter. Driven by these critical measures, it was a successful quarter,” commented Michael L. Kubacki, Chairman, President and Chief Executive Officer.

“The strength of our ongoing performance in an extremely challenging banking environment reaffirms the core value of the Lake City Bank franchise. With over $180 million of regulatory capital, we fit the regulatory definition of a well-capitalized bank and are in a great position to continue to expand our presence throughout the Indiana communities we serve. In a time when many of our peers are under intense scrutiny, Lake City Bank continues to perform well and our client base continues to grow throughout our footprint. Our success is a testament to the discipline of our entire team,” added Kubacki.

Earnings for the six months ended June 30, 2008 were positively impacted by the pre-tax benefit of $642,000, or $382,000 after tax, realized from the first quarter initial public offering of Visa,

Inc. common shares. Excluding the effect of the Visa transaction, net income for the six months would have been $9.7 million and diluted earnings per share would have been $0.78.

The Company also announced that the Board of Directors approved a cash dividend for the second quarter of $0.155 per share, payable on August 5, 2008 to shareholders of record as of July 25, 2008. The quarterly dividend represents an 11% increase over the quarterly dividends paid in 2007.

The Company’s net interest margin was 3.15% in the second quarter versus 3.12% in the first quarter and 3.30% for the second quarter of 2007. This margin improvement, in conjunction with strong growth in earning assets, contributed to an increase of 13% in the Company’s net interest income to $15.5 million in the second quarter of 2008 versus $13.7 million in the second quarter of 2007. On a linked quarter basis, net interest income increased by 7% versus the first quarter of 2008. The Company’s provision for loan losses increased by $2.1 million, or 233%, to $3.0 million for the second quarter of 2008 versus $906,000 in the same period of 2007. In the first quarter of 2008, the provision was $1.2 million. The provision increase was driven by a higher level of charge offs, strong loan growth and overall weaker economic conditions in the Company’s markets.

The Company's non-interest income was $6.0 million for the second quarter of 2008, an increase of $668,000, or 13%, compared to $5.3 million for the same period in 2007. The improvement was driven by increases in every client-driven revenue category. The largest increase came from service charges on deposit accounts, which grew by $422,000, or 23%. On a linked quarter basis, noninterest income increased by $845,000, or 16%, versus the first quarter of 2008 (excluding the impact of the VISA gain). An increase of $486,000 in retail and commercial service charges on deposit accounts and an increase of $331,000 in investment brokerage fees were the primary contributors to this improvement.

The Company's non-interest expense was $11.6 million for the second quarter of 2008 compared to $10.4 million for the same period in 2007, an increase of 12%. This increase was driven primarily by increased payroll and benefit expenses, general increases in operating and technology expenses and increased regulatory expenses. Salaries and employee benefits increased by $630,000, or 11%, when compared to the same period in 2007 as a result of a combination of increases in health insurance and performance-based incentive expense, staff additions in administrative and commercial lending positions, normal merit increases and new office staff costs. Other expense increased by $393,000, or 18%, in the quarter driven primarily by higher regulatory expenses of $213,000 due to the Company’s resumption of regular FDIC insurance premiums and $86,000 of legal expenses. The Company's efficiency ratio was 54.1% compared to 54.7% for the same period a year ago.

Average total loans for the second quarter of 2008 were $1.64 billion versus $1.39 billion for the second quarter of 2007 and $1.56 billion for the linked first quarter of 2008. The year-over-year increase for the second quarter represented an increase of 18%, or $254 million. On a linked quarter basis, average loans increased by $76 million versus the first quarter of 2008. Total gross loans as of June 30, 2008 were $1.67 billion compared to $1.40 billion as of June 30, 2007 and $1.60 billion as of March 31, 2008.

Net charge offs totaled $1.8 million in the second quarter of 2008, versus $196,000 during the first quarter of 2008, and $313,000 during the second quarter of 2007. Lakeland Financial’s allowance for loan losses as of June 30, 2008 was $18.0 million, compared to $16.8 million as of March 31, 2008 and $15.4 million as of June 30, 2007.

Kubacki commented, “While a higher provision for loan losses was necessary in the quarter, the positive contributors of loan growth and fee income increases provided for an overall good performance during the quarter. The ongoing economic challenges we face have created some real challenges for the banking sector and have generally resulted in higher levels of loan losses within the industry. While we are not immune to this trend, net charge offs during the quarter of $1.8 million were well-provided for with a provision for loan losses of $3.0 million. As a result of this level of provisioning, we were able to grow our allowance for loan losses by $1.3 million, or 7.5%, during the quarter and by $2.2 million, or 14% since year end 2007.”

Kubacki added, “During the quarter, we've continued to focus on identifying and addressing credit related matters and maintaining adequate reserves to absorb any inherent losses.  As a result, we increased the ratio of our loan loss reserve to total loans to 1.08% as of June 30, 2008 as compared to 1.05% and 1.04% at March 31, 2008 and December 31, 2007, respectively."

Nonperforming assets totaled $26.4 million as of June 30, 2008 compared to $9.6 million as of March 31, 2008 and $15.3 million on June 30, 2007. The ratio of nonperforming assets to assets was 1.17% on June 30, 2008 compared to 0.43% at March 31, 2008 and 0.84% at June 30, 2007. The allowance for loan losses represented 72% of nonperforming loans as of June 30, 2008 versus 228% at March 31, 2008 and 101% at June 30, 2007.

The increase in nonperforming assets resulted primarily from the addition of three borrowing relationships, all located in the Bank’s Northern Indiana region, with aggregate loans totaling $16.4 million. The largest addition is a $9.2 million loan relationship with a recreational vehicle manufacturer. Borrower collateral and personal guarantees of its principals support this credit. There have been no charge offs related to this borrower to date. The second addition represents current exposure totaling $6.6 million to a manufacturer of commercial and residential building supplies. Borrower collateral supports this credit. The Bank charged off $906,000 related to this borrower in the second quarter. The third loan represents current exposure of $564,000 to a commercial development. Borrower collateral, primarily real estate, and the personal guarantee of a principal support this credit. The Bank charged off $888,000 related to this borrower in the second quarter. In all cases, there can be no assurances that full repayment of the loans will result.

For the three months ended June 30, 2008, Lakeland Financial’s average equity to average assets ratio was 7.08% compared to 7.38% for the first quarter of 2008 and 7.56% for the second quarter of 2007. Average stockholders' equity for the quarter ended June 30, 2008 was $151.5 million versus $149.5 million for the first quarter of 2008 and $136.3 million for the second quarter of 2007. Average total deposits for the quarter ended June 30, 2008 were $1.55 billion versus $1.51 billion for the first quarter of 2008 and $1.45 billion for the second quarter of 2007. Lakeland Financial Corporation is a $2.2 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Visa Initial Public Offering Adjustments

Lake City Bank, as a member bank of Visa U.S.A. Inc., holds shares of restricted common stock in Visa. In connection with Visa's initial public offering in March 2008, a portion of our Visa shares were redeemed pursuant to a mandatory redemption. The after-tax benefit to the year-to-date net income from these Visa adjustments totaled $382,000, or $0.03 per diluted common share. This adjustment represents the net impact of the gain from the proceeds of the sale of these shares and the Company’s portion of the settlement expenses related to litigation involving Visa, which Lake City Bank was subject to as a member bank. Lake City Bank’s remaining shares of Visa stock are recorded at their original cost basis of zero. These shares have restrictions as to their sale or transfer and the ultimate realization of their value is subject to future adjustments based on the resolution of outstanding indemnified litigation.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

SECOND QUARTER 2008 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun.30,
	2008	2008	2007	2008	2007
END OF PERIOD BALANCES
Assets	$ 2,249,128	$ 2,204,995	$ 1,822,818	$ 2,249,128	$ 1,822,818
Deposits	1,605,035	1,576,598	1,408,753	1,605,035	1,408,753
Loans	1,674,742	1,602,416	1,400,973	1,674,742	1,400,973
Allowance for Loan Losses	18,014	16,758	15,351	18,014	15,351
Common Stockholders’ Equity	150,982	151,046	136,618	150,982	136,618
Tangible Equity	146,525	146,492	131,773	146,525	131,773
AVERAGE BALANCES
Assets
Total Assets	$ 2,140,275	$ 2,026,664	$ 1,803,071	$ 2,083,470	$ 1,787,398
Earning Assets	2,018,081	1,911,079	1,693,322	1,964,580	1,679,208
Investments	366,294	333,699	299,455	349,997	297,591
Loans	1,640,405	1,564,552	1,386,229	1,602,479	1,369,894
Liabilities and Stockholders’ Equity
Total Deposits	1,552,889	1,514,784	1,446,833	1,533,836	1,450,438
Interest Bearing Deposits	1,334,415	1,296,949	1,219,574	1,315,682	1,228,508
Interest Bearing Liabilities	1,751,947	1,642,609	1,423,894	1,697,278	1,416,190
Common Stockholders’ Equity	151,486	149,533	136,264	150,475	134,097
INCOME STATEMENT DATA
Net Interest Income	$ 15,498	$ 14,506	$ 13,681	$ 30,004	$ 26,779
Net Interest Income-Fully Tax Equivalent	15,792	14,791	13,934	30,588	27,283
Provision for Loan Losses	3,021	1,153	906	4,174	1,547
Noninterest Income	5,972	5,769	5,304	11,741	9,907
Noninterest Expense	11,607	11,382	10,392	22,989	20,662
Net Income	4,802	5,241	5,255	10,043	10,013
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.39	$ 0.43	$ 0.43	$ 0.82	$ 0.82
Diluted Net Income Per Common Share	0.39	0.42	0.42	0.81	0.81
Cash Dividends Declared Per Common Share	0.155	0.14	0.14	0.295	0.265
Book Value Per Common Share (equity per share issued)	12.29	12.35	11.20	12.29	11.20
Market Value – High	25.00	23.97	23.81	25.00	25.92
Market Value – Low	19.00	16.87	20.71	16.87	20.71
Basic Weighted Average Common Shares Outstanding	12,262,926	12,215,561	12,189,997	12,239,972	12,174,966
Diluted Weighted Average Common Shares Outstanding	12,468,486	12,424,643	12,421,178	12,447,473	12,420,834
KEY RATIOS
Return on Average Assets	0.90%	1.04%	1.17%	0.97%	1.13%
Return on Average Common Stockholders’ Equity	12.75	14.10	15.47	13.42	15.06
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	54.06	56.14	54.73	55.07	56.32
Average Equity to Average Assets	7.08	7.38	7.56	7.22	7.50
Net Interest Margin	3.15	3.12	3.30	3.13	3.27
Net Charge Offs to Average Loans	0.43	0.05	0.09	0.25	0.10
Loan Loss Reserve to Loans	1.08	1.05	1.10	1.08	1.10
Nonperforming Loans to Loans	1.49	0.46	1.09	1.49	1.09
Nonperforming Assets to Assets	1.17	0.43	0.84	1.17	0.84
Tier 1 Leverage	8.40	8.68	9.12	8.40	9.12
Tier 1 Risk-Based Capital	9.84	10.01	11.06	9.84	11.06
Total Capital	10.83	10.96	12.10	10.83	12.10
Tangible Capital	6.53	6.66	7.25	6.53	7.25
ASSET QUALITY
Loans Past Due 90 Days or More	$ 972	$ 508	$ 214	$ 972	$ 214
Non-accrual Loans	23,987	6,852	15,053	23,987	15,053
Nonperforming Loans	24,959	7,360	15,267	24,959	15,267
Other Real Estate Owned	1,357	2,167	71	1,357	71
Other Nonperforming Assets	45	30	0	45	0
Total Nonperforming Assets	26,361	9,557	15,338	26,361	15,338
Impaired Loans	23,718	6,591	14,807	23,718	14,807
Net Charge Offs/(Recoveries)	1,765	196	313	1,961	659

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of June 30, 2008 and December 31, 2007

(in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Cash and due from banks	$ 93,128	$ 56,278
Short-term investments	6,521	11,413
Total cash and cash equivalents	99,649	67,691

Securities available for sale (carried at fair value)	389,187	327,757
Real estate mortgage loans held for sale	1,567	537

Loans, net of allowance for loan losses of $18,014 and $15,801	1,656,728	1,507,919

Land, premises and equipment, net	27,351	27,525
Bank owned life insurance	33,562	21,543
Accrued income receivable	8,830	9,126
Goodwill	4,970	4,970
Other intangible assets	516	619
Other assets	26,768	21,446
Total assets	$ 2,249,128	$ 1,989,133

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 247,540	$ 255,348
Interest bearing deposits	1,357,495	1,223,570
Total deposits	1,605,035	1,478,918

Short-term borrowings
Federal funds purchased	91,000	70,010
Securities sold under agreements to repurchase	158,610	154,913
U.S. Treasury demand notes	630	1,242
Other short-term borrowings	106,000	90,000
Total short-term borrowings	356,240	316,165

Accrued expenses payable	15,056	15,497
Other liabilities	844	1,311
Long-term borrowings	90,043	44
Subordinated debentures	30,928	30,928
Total liabilities	2,098,146	1,842,863

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,287,248 shares issued and 12,186,302 outstanding as of June 30, 2008
12,207,723 shares issued and 12,111,703 outstanding as of December 31, 2007	1,453	1,453
Additional paid-in capital	19,383	18,078
Retained earnings	135,522	129,090
Accumulated other comprehensive loss	(3,934)	(1,010)
Treasury stock, at cost (2008 - 100,946 shares, 2007 - 96,020 shares)	(1,442)	(1,341)
Total stockholders' equity	150,982	146,270
Total liabilities and stockholders' equity	$ 2,249,128	$ 1,989,133

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Six months Ended June 30, 2008 and 2007

(in thousands except for share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 24,326	$ 25,727	$ 49,801	$ 50,447
Tax exempt	27	30	59	80
Interest and dividends on securities
Taxable	3,976	2,786	7,356	5,464
Tax exempt	623	618	1,237	1,220
Interest on short-term investments	60	98	151	306
Total interest income	29,012	29,259	58,604	57,517

Interest on deposits	10,691	13,200	22,738	26,298
Interest on borrowings
Short-term	1,305	1,744	3,729	3,174
Long-term	1,518	634	2,133	1,266
Total interest expense	13,514	15,578	28,600	30,738

NET INTEREST INCOME	15,498	13,681	30,004	26,779

Provision for loan losses	3,021	906	4,174	1,547

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	12,477	12,775	25,830	25,232

NONINTEREST INCOME
Wealth advisory fees	863	856	1,672	1,545
Investment brokerage fees	614	516	897	759
Service charges on deposit accounts	2,255	1,833	4,024	3,465
Loan, insurance and service fees	738	663	1,393	1,244
Merchant card fee income	887	792	1,697	1,556
Other income	410	445	868	938
Net gains on sales of real estate mortgage loans held for sale	205	199	520	364
Net securities gains (losses)	0	0	28	36
Gain on redemption of Visa shares	0	0	642	0
Total noninterest income	5,972	5,304	11,741	9,907

NONINTEREST EXPENSE
Salaries and employee benefits	6,449	5,819	12,702	11,674
Net occupancy expense	689	638	1,485	1,312
Equipment costs	477	468	918	913
Data processing fees and supplies	867	773	1,707	1,474
Credit card interchange	579	541	1,114	1,030
Other expense	2,546	2,153	5,063	4,259
Total noninterest expense	11,607	10,392	22,989	20,662

INCOME BEFORE INCOME TAX EXPENSE	6,842	7,687	14,582	14,477
Income tax expense	2,040	2,432	4,539	4,464

NET INCOME	$ 4,802	$ 5,255	$ 10,043	$ 10,013
BASIC WEIGHTED AVERAGE COMMON SHARES	12,262,926	12,189,997	12,239,972	12,174,966
BASIC EARNINGS PER COMMON SHARE	$ 0.39	$ 0.43	$ 0.82	$ 0.82
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,468,486	12,421,178	12,447,473	12,420,834
DILUTED EARNINGS PER COMMON SHARE	$ 0.39	$ 0.42	$ 0.81	$ 0.81

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2008
(unaudited in thousands)

	June 30,		March 31,		June 30,
	2008		2008		2007
Commercial and industrial loans	$ 1,087,457	64.9%	$ 1,047,367	65.4%	$ 896,399	64.0%
Commercial real estate - multifamily loans	23,282	1.4	16,660	1.0	15,395	1.1
Commercial real estate construction loans	94,403	5.6	83,378	5.2	78,940	5.6
Agri-business and agricultural loans	188,107	11.2	180,344	11.3	132,803	9.5
Residential real estate mortgage loans	116,520	7.0	115,953	7.2	118,564	8.5
Home equity loans	115,040	6.9	108,558	6.8	105,942	7.5
Inst Installment loans and other consumer loans	50,189	3.0	50,250	3.1	52,911	3.8
Subtotal	1,674,998	100.0%	1,602,510	100.0%	1,400,954	100.0%
Less: Allowance for loan losses	(18,014)		(16,758)		(15,351)
Net deferred loan (fees)/costs	(256)		(94)		19
Loans, net	$ 1,656,728		$ 1,585,658		$ 1,385,622